Exhibit 8(v)

FUND PARTICIPATION AGREEMENT

THIS AGREEMENT, dated as of 1/30/08, is entered into between Standard Insurance Company, (“Standard”) a life insurance company organized under the laws of the state of Oregon, on its own behalf and on behalf of each separate account of Standard set forth on Schedule A of this Agreement, as may be amended from time to time (the “Accounts”); The Victory Variable Insurance Funds, ( the “Fund”) an open-end management investment company organized as a trust under the laws of Delaware; and Victory Capital advisers. Inc. (the “Distributor”), the Fund’s distributor, a Delaware corporation .

WHEREAS, the Fund is registered with the Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and its shares are registered under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, the Fund is available to act as the investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts to be offered by life insurance companies which have entered into participation agreements with the Fund (the “Participating Insurance Companies”);

WHEREAS, the Fund intends to offer shares of the series set forth on Schedule A of this Agreement (each such series known as a “Portfolio”) as amended from time to time by mutual agreement of the parties to this Agreement;

WHEREAS, the Fund has received an order from the SEC, dated January 16,1996, (File No. (812-9236), as amended on December 10, 1998 (File No. 812-10694), granting Participating Insurance Companies and their separate accounts exemptions from the provisions of Sections 9(a), 13(a), 15(a) and 15(b) of the 1940 Act, and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Fund’s Portfolios to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies (the “Shared Funding Exemptive Order”);

WHEREAS, Standard has registered or will register under the 1933 Act certain variable annuity contracts to be issued by Standard under which the Portfolios are to be made available as investment vehicles (the “Contracts”);

WHEREAS, Standard has registered or will register each Account as a unit investment trust under the 1940 Act unless such Account is exempt from registration thereunder;

WHEREAS, Standard desires to use shares of the specified class or classes of the Fund’s Portfolios indicated on Schedule A as investment vehicles for the Accounts;

NOW THEREFORE, in consideration of their mutual promises, the parties agree as follows:

SECTION 1. Purchase and Redemption of Fund Shares.

(a) The Fund and the Distributor will make available for purchase by Standard shares of the Portfolio(s) and shall execute purchase orders placed for each Account on each Business Day at the net asset value next computed after receipt by the Fund of a purchase order. “Business Day” shall mean any day on which the New York Stock Exchange, Inc. is open for trading and on which the Fund calculates its net asset value pursuant to SEC rules. For purposes of this Agreement, Standard shall be the designee of the Fund and the Underwriter for receipt of such purchase orders from each Account and receipt by Standard shall constitute receipt by the Fund, provided that such purchase orders are received and transmitted in accordance with the Operating Procedures set forth in Schedule B (the “Operating Procedures”). Notwithstanding the foregoing, the Fund may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Fund, in good faith and in light of its fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Portfolio. The Fund shall use reasonable efforts to calculate the Portfolio(s) net asset value on each day that the New York Stock Exchange, Inc. is open for trading, and to transmit that information to Standard daily in accordance with the Operating Procedures.

(b) The Fund will redeem for cash, at Standard’s request, any full or fractional shares of any Portfolio held by Standard, executing such redemption requests for each Account on each Business Day at the net asset value next computed after receipt by the Fund of the request for redemption. Subject to and in accordance with applicable laws and regulations, however, the Fund reserves the right to redeem shares of the Portfolios for assets other than cash. For purposes of this Section, and for purposes of Rule 22c-1 under the 1940 Act, Standard shall be the designee of the Fund and the Underwriter for receipt of requests for redemption from each Account and receipt by Standard shall constitute receipt by the Fund; provided that such redemption requests are received and transmitted in accordance with the Operating Procedures.

(c) The Fund and Standard will settle all purchase and redemption orders transmitted pursuant to paragraphs (a) and (b) of this Section in accordance with the Operating Procedures.

(d) The Fund agrees that shares of its Portfolios will be sold only to Participating Insurance Companies and their separate accounts. No shares of a Portfolio will be sold to the general public. Standard agrees that shares of the Portfolios will be used only for funding the Contracts and the Accounts set forth on Schedule A, as amended from time to time at the mutual agreement of the parties.

(e) Standard agrees that purchases and redemptions of Portfolio shares offered by the then current prospectus of the Fund shall be made in accordance with the provisions of such prospectus.

(f) Issuance and transfer of the Fund’s shares will be by book entry only. Share certificates will not be issued to Standard or to any Account. Shares ordered from the Fund will be recorded in an appropriate title for each Account or the appropriate sub-account of each Account.

(g) Standard shall not redeem Fund shares attributable to the Contracts except (1) as necessary to implement Contract owner initiated or approved transactions, (2) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a “Legally Required Redemption”) or (3) as permitted by an order of the SEC pursuant to Section 26(c) of the 1940 Act. Upon request, Standard will promptly furnish to the Fund the opinion of counsel to the effect that any redemption pursuant to item (2) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Contracts, Standard shall not prevent Contract owners from allocating payments to a Portfolio that was otherwise available under the Contracts without first giving the Fund ninety (90) days prior written notice of its intention to do so.

(h) The Fund will not make Portfolio shares available for purchase by any insurance company or separate account unless an agreement containing provisions substantially the same as those contained in Section 2(i) and Section 5 of this Agreement are in effect to govern such sales.

SECTION 2. Obligations of the Parties.

(a) The Fund shall prepare and be responsible for filing with the SEC and any state regulators requiring such filing all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), prospectuses and statements of additional information of the Fund. The Fund shall bear the costs of such registration and qualification, preparation and filing of the Fund’s prospectus and registration statement, proxy materials and reports, the printing of any such materials, the preparation of all statements and notices required by any federal or state law, and all taxes on the issuance or transfer of the Fund’s shares.

(b) Standard shall register and qualify the Contracts for sale to the extent required by applicable securities laws and insurance laws of the various states. Standard shall amend the registration statement of the Contracts under the 1933 Act and registration statement for each Account under the 1940 Act from time to time as required in order to effect the continuous offering of the Contracts or as may otherwise be required by applicable law. Standard shall bear the costs of such registrations and qualification, and the preparation and printing of all necessary materials.

(c) The Fund will, at its expense, provide Standard with such documentation, including prospectuses, copies of its proxy material, periodic reports to shareholders, statements of additional information and other communications to shareholders in such quantity as Standard shall reasonably require for purposes of distributing to Contract owners.

(d) Standard will at its own expense distribute such prospectuses, proxy materials, periodic reports to shareholders, statements of additional information and other communications of the Fund to Contract owners as required to be distributed under applicable federal or state law.

(e) The Fund shall provide Standard with copies of its prospectus, periodic reports to shareholders and other shareholder communications in such quantity as Standard shall reasonably request for use in connection with offering the Contracts issued by Standard.

(f) The Fund will use its best efforts to provide Standard, on a timely basis, with such information about the Fund, the Portfolios and the Distributor, as Standard may reasonably request in connection with the preparation of registration statements, prospectuses and annual and semi-annual reports of the Contracts.

(g) Standard will not give any information or make any representations or statements on behalf of the Fund or Distributor in connection with the sale of the Contracts other than information or representations contained in the registration statement or prospectus for the Fund (as such registration statement and prospectus may be amended or supplemented from time to time), reports of the Fund, Fund-sponsored proxy statements, or in sales literature or other promotional material approved by the Fund or Underwriter, except with the written permission of the Fund or Underwriter.

(h) Neither the Fund or the Distributor will give any information or make any representations or statements on behalf of Standard, the Accounts or the Contracts other than information or representations contained in the registration statement or prospectus for the Contracts (as such registration statement and prospectus may be amended or supplemented from time to time), except with the written permission of Standard.

(i) So long as, and to the extent that, the Commission interprets the 1940 Act to require pass-through voting privileges for Contract owners, Standard will provide pass-through voting privileges to Contract owners whose cash values are invested, through the registered Accounts, in shares of one or more Portfolios of the Fund. The Fund shall require all Participating Insurance Companies to calculate voting privileges in the same manner and Standard shall be responsible for assuring that the Accounts calculate voting privileges in the manner established by the Fund. With respect to each registered Account, Standard will vote shares of each Portfolio of the Fund held by a registered Account and for which no timely voting instructions from Contract owners are received in the same proportion as those shares for which voting instructions are received. Standard and its agents will in no way recommend or oppose or interfere with the solicitation of proxies for Portfolio shares held to fund the Contracts without the prior written consent of the Fund, which consent may be withheld in the Fund’s sole discretion. Standard reserves the right, to the extent permitted by law, to vote shares held in any Account in its sole discretion.

(j) Standard and the Fund will each provide to the other information about the results of any regulatory examination relating to the Contracts or the Fund, including relevant portions of any deficiency letter and any response thereto.

(k) Each party to this Agreement will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services to the Accounts and in making shares available to the Accounts.

SECTION 3. Representations and Warranties.

(a) Standard represents and warrants:

(i) That it is an insurance company duly organized and in good standing under the laws of the State of Oregon and that it has established the Separate Account shown on Schedule A (the “Separate Account”) as a segregated asset account under Oregon law.

(ii) That it has registered the Separate Account as a unit investment trust in accordance with the provisions of the 1940 Act and will maintain such registration in accordance with and to the extent required by the 1940 Act.

(iii) That the Contracts are currently and at the time of issuance will be treated as annuity contracts under the applicable provisions of the Internal Revenue Code, that it will make every effort to maintain such treatment and will notify the Fund immediately upon having a reasonable basis for belief that the Contracts have or may have ceased to be so treated or may not be so treated in the future, and that the Contracts will be issued and sold in compliance with all applicable state and federal laws.

(b) The Fund represents and warrants:

(i) That it is duly organized and validly existing under the laws of the State of Delaware and that it does and will comply in all material respects with the 1940 Act.

(ii) That the Portfolio shares offered and sold pursuant to this Agreement will be registered under the 1933 Act and sold in accordance with all applicable federal and state laws, that the Fund is and will continue to be registered under the 1940 Act and that the Fund shall amend its registration statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares.

(iii) That the investments of each Portfolio will comply with the diversification requirements for variable annuity and insurance contracts set forth in Internal Revenue Code Section 817(h) and related regulations and any amendments or modifications to such Code Section or Regulation. In the event a Portfolio ceases to qualify, the Fund will take reasonable steps to notify Standard of such noncompliance and to adequately diversify the Portfolio so as to achieve compliance within the grace period of Treasury Regulation 1.817-5.

(iv) That it is currently qualified as a “regulated investment company” under Subchapter M of the Internal Revenue Code, that it will make every effort to maintain such qualification and will notify Standard immediately upon having a reasonable basis for believing it has ceased to so qualify or might not so qualify in the future.

(v) That all of its directors, officers, employees and others dealing with the money or securities, or both, of a Portfolio shall at all times be covered by a blanket fidelity bond or similar coverage in an amount not less than the minimum coverage required by Rule 17g-1 or other applicable regulations under the 1940 Act. Such bond shall include coverage for larceny and embezzlement and be issued by a reputable bonding company.

(c) The Distributor represents and warrants that it is duly organized and validly existing under the laws of the State of Delaware and that it is registered and will remain registered, during the term of this Agreement, as a broker-dealer under the Securities Exchange Act of 1934 and is a member in good standing of the National Association of Securities Dealers, Inc. (the “NASD”).

SECTION 4. 12b-1 Fees. If the Fund or any Portfolio adopts and implements a plan pursuant to Rule 12b-1, then the Underwriter may make such payments to Standard in accordance with the Fund prospectus and the Rule 12b-1 plan.

SECTION 5. Potential Conflicts.

(a) The parties acknowledge that the Fund’s shares may be made available for investment to other participating insurance companies. In such event, the Fund’s directors will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the contract owners of all Participating Insurance Companies. A material irreconcilable conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Fund are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of contract owners. The Fund shall promptly inform Standard of any determination by the Fund’s directors that a material irreconcilable conflict exists and of the implications thereof.

(b) Standard agrees to report promptly any potential or existing conflicts of which it is aware to the Fund. Standard will assist the Fund in carrying out its responsibilities under the Shared Funding Exemptive Order by providing the Fund with all information reasonably necessary for and requested by the Fund’s directors to consider any issues raised. This includes, but is not limited to, an obligation by Standard to inform the Fund whenever Contract owner voting instructions are disregarded.

(c) If it is determined by a majority of the Fund’s directors, or a majority of the Fund’s disinterested directors, that a material irreconcilable conflict exists that affects the interests of Contract owners, Standard shall, in cooperation with other Participating Insurance Companies whose Contract owners are also affected, at its own expense and to the extent reasonably practicable (as determined by the Fund’s directors) take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, which steps could include: (a) withdrawing the assets allocable to some or all of the accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Fund, or submitting the question of whether or not such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account.

(d) If a material irreconcilable conflict arises because of a decision by Standard to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, Standard may be required, at the Fund’s election, to withdraw the affected Account’s investment in the Fund and terminate this Agreement with respect to such Account; provided, however that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Fund’s disinterested directors. Any such withdrawal and termination must take place within six (6) months after the Fund gives written notice that this provision is being implemented. Until the end of such six (6) month period, the Fund shall continue to accept and implement orders by Standard for the purchase and redemption of shares of the Fund.

(e) If a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to Standard conflicts with the majority of other state regulators, then Standard will withdraw the affected Account’s investment in the Fund and terminate this Agreement with respect to such Account within six (6) months after the Fund informs Standard in writing that the Fund has determined that such decision has created a material irreconcilable conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Fund’s disinterested directors. Until the end of such six (6) month period, the Fund shall continue to accept and implement orders by Standard for the purchase and redemption of shares of the Fund.

(f) For purposes of Items C through F of this Section, a majority of the Fund’s disinterested directors shall determine whether any proposed action adequately remedies any material irreconcilable conflict, but in no event will the Fund be required to establish a new funding medium for any Contract. Standard shall not be required to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the material irreconcilable conflict. In the event that the Fund’s directors determine that any proposed action does not adequately remedy any material irreconcilable conflict, then Standard will withdraw the Account’s investment in the Fund and terminate this Agreement within six (6) months after the Fund informs Standard in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the Fund’s disinterested directors.

(g) Upon request, Standard shall submit to the Fund’s directors such reports, materials or data as the directors may reasonably request so that the directors may fully carry out the duties imposed upon them by the Shared Funding Exemptive Order.

(h) If and to the extent that Rule 6e-3(T) is amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Shared Funding Exemptive Order, then the Fund and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rule 6e-3(T), as amended, or Rule 6e-3, as adopted, to the extent such rules are applicable.

SECTION 6. Compliance with SEC Rule 22c-2.

(a) Definitions. For purposes of this Section, the term “Shares” means the interests of Plan participants corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940. The term “Shareholder” means the Plan participant beneficial owner of Shares, though held by the Accounts in nominee name.

(b) Agreement to Provide Information. Standard agrees to provide the Fund, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer or exchange of Shares held in an account maintained by or on behalf of the Shareholder during the period covered by the request.

(c) Period Covered by Request. Requests must set forth a specific period, not to exceed ninety (90) days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

(d) Form and Timing of Response. Standard agrees to transmit the requested information that is on its books and records to the Fund promptly, but in any event not later than ten (10) business days after receipt of a request. If the requested information is not on Standard’s books and records, Standard agrees to: (i) promptly obtain and transmit the requested information from any indirect financial intermediary; or (ii) if directed by the Fund, block further purchases of Fund Shares from such indirect financial intermediary. In such instances, Standard agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. All Shareholder information will be transmitted and received by both parties using data security and encryption technology that is standard for the industry in transmitting confidential information.

(e) Limitations on Use of Information. The Fund agrees not to use the information received pursuant to this Section for any purpose other than as necessary to comply with the provisions of SEC Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act and comparable state laws.

(f) Agreement to Restrict Trading. Standard agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder who has been identified by the Fund as having engaged in transactions of the Funds’ Shares (directly or indirectly through Standard) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Instructions to restrict or prohibit trading must include the TIN, ITIN or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed-upon information to which the instruction relates. Standard agrees to execute instructions from the Fund to restrict or prohibit trading as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions from the Fund. Standard will provide written confirmation to the Fund that instructions from the Fund to restrict or prohibit trading have been executed. Standard agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

SECTION 7. Confidentiality. All “Confidential Information” (as defined below) supplied by one party to another in connection with the negotiation or carrying out of this Agreement is and will remain the property of the party supplying such material and will be kept confidential by the receiving party except as may be required by law, as authorized in writing by the party supplying such material, or in the event such material is otherwise made available to the public. Each party agrees to take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information. Confidential Information means (individually or collectively) proprietary information of the parties to this Agreement, including but not limited to, their inventions, confidential information, know-how, trade secrets, business affairs, prospect lists, product designs, product plans, business strategies, finances, fee structures, etc. Without limiting the generality of the foregoing, Confidential Information includes (a) information that the disclosing party designates in writing as confidential or proprietary at the time of disclosure, or in a separate writing after disclosure, (b) any nonpublic personal information or personally identifiable financial information of Plan participants, and (c) information that a reasonable businessperson would assume, upon receipt of the information, to be confidential and proprietary. Notwithstanding the foregoing, Confidential Information will not include Contract-level participant information (including but not limited to, identity and trading practices) provided to the Fund pursuant to Section 6 as required under SEC Rule 22c-2.

SECTION 8. Anti-Money Laundering. Each party hereby agrees to abide by and comply with all applicable Anti-Money Laundering and Abatement Act provisions and relevant provisions of the USA Patriot Act of 2001. Each party represents that it has established an Anti-Money Laundering Program that complies with all material aspects of the USA Patriot Act of 2001 and other applicable anti-money laundering laws and regulations.

SECTION 9. Indemnification.

(a) Indemnification by Standard. Standard agrees to indemnify and hold harmless the Fund, the Distributor, each of their respective directors, officers, employees and agents and each person, if any, who controls either the Fund or the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” ) against any and all losses, claims, damages, liabilities or expenses (collectively, the “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses:

(i)	arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in a registration statement or prospectus for the Contracts or in the Contracts themselves or in sales literature generated or approved by Standard on behalf of the Contracts or Accounts or any amendment or supplement thereto (collectively, “Contract Documents”), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to Standard by the Fund for use in Contract Documents or otherwise for use in connection with the sale of the Contracts or Portfolio shares; or

(ii)	arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Fund Documents as defined in Section 9(b)(i) below) or wrongful conduct of Standard or persons under its control, with respect to the sale or acquisition of the Contracts or Portfolio shares; or

(iii)	arise out of or result from any untrue statement of a material fact contained in Fund Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Fund by Standard; or

(iv)	arise out of or result from any failure by Standard to provide the services or furnish the materials required under the terms of this Agreement; or

(v)	arise out of or result from any material breach of any representation and/or warranty made by Standard in this Agreement or arise out of or result from any other material breach of this Agreement by Standard.

(b) Indemnification by the Fund and Distributor. The Fund and Distributor agree to indemnify and hold harmless Standard, its parent, and each of its directors, officers, employees, and agents and each person, if any, who controls Standard within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties”) against any and all losses, claims, damages, liabilities or expenses (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses :

(i)	arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement or prospectus for the Fund or any amendment or supplement thereto (collectively, “Fund Documents”), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Fund or Distributor by Standard for use in Fund Documents or otherwise for use in connection with the sale of the Contracts or Portfolio shares; or

(ii)	arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Contract Documents) or wrongful conduct of the Fund or Distributor or persons under their control, with respect to the sale or acquisition of the Contracts or Portfolio shares; or

(iii)	arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Contract Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to Standard by or on behalf of the Fund; or

(iv)	arise out of or result from any failure by the Fund or Distributor to provide the services or furnish the materials required under the terms of this Agreement; or

(v)	arise out of or result from any material breach of any representation and/or warranty made by the Fund or Distributor in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund or Distributor.

(c) Neither Standard, the Fund or the Distributor will be liable under the indemnification provisions of Sections 9(a) or 9(b), as applicable, with respect to any Losses incurred or assessed against an Indemnified Party that arise from such Indemnified Party’s willful misfeasance, bad faith or negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement.

(d) Neither Standard, the Fund or the Distributor will be liable under the indemnification provisions of Sections 9(a) or 9(b), as applicable, with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the other party in writing within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim shall have been served upon or otherwise received by such Indemnified Party (or after such Indemnified Party shall have received notice of service upon or other notification to any designated agent), but failure to notify the party against whom indemnification is sought of any such claim shall not relieve that party from any liability which it may have to the Indemnified Party in the absence of Sections 9(a) and 9(b).

(e) If any such action is brought against an Indemnified Party, the indemnifying party shall be entitled to participate, at its own expense, in the defense of such action. The indemnifying party shall also be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action. After notice from the indemnifying party to the Indemnified Party of an election to assume such defense, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to the Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

SECTION 10. Termination.

(a)	This Agreement shall terminate:

(i)	at the option of any party upon sixty (60) days advance written notice delivered to the other parties; or

(ii)	at the option of Standard by written notice to the Fund and the Distributor if shares of the Portfolio are not reasonably available to meet the requirements of the variable Contracts issued by Standard, as determined by Standard; or

(iii)	at the option of Standard in the event any of the shares of the Fund are not registered, issued or sold in accordance with applicable state and/or federal law, or such law precludes the use of such shares as the underlying investment medium of the variable Contracts issued or to be issued by Standard; or

(iv)	at the option of Standard, if any Portfolio fails to qualify as a “Regulated Investment Company” under Subchapter M of the Code, or if Standard reasonably believes that the Fund may fail to so qualify; or

(v)	at the option of Standard if the Fund or a Portfolio fails to meet the diversification requirements specified in Section 3(b)(iii); or

(vi)	at the option of Standard upon institution of formal administrative proceedings against the Fund or Distributor by the NASD, the SEC, or any state securities or insurance department or any other regulatory body regarding the Fund’s or Distributor’s duties under this Agreement or related to the sale of Fund shares or the operation of the Fund; or

(vii)	at the option of the Fund or the Distributor if the Contracts issued by Standard cease to qualify as variable insurance or annuity contracts under the Code, or if the Contracts are not registered, issued or sold in accordance with applicable state and/or federal law; or

(viii)	at the option of the any party to this Agreement if it shall determine in its sole judgment exercised in good faith that any other party has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(ix)	at the option of any party upon another party’s breach of any representation or any material provision of this Agreement, which breach has not been cured to the satisfaction of the terminating party within ten (10) days after written notice of such breach is delivered to the Fund, Distributor or Standard, as applicable.

(b) Notwithstanding any termination of this Agreement, the Fund shall, at the option of Standard, continue to make available additional shares of any Portfolio and redeem shares of any Portfolio pursuant to the terms and conditions of this Agreement for all Contracts in effect on the termination date of this Agreement.

(c) The provisions of this Section shall survive the termination of this Agreement, and the provisions of Section 5 shall survive the termination of this Agreement as long as shares of any Portfolio are held on behalf of Contract owners in accordance with Item (b) above.

SECTION 11. Notices. Every notice required by this Agreement will be deemed given when sent in accordance with the Operating Procedures or, as to any matter not addressed by the Operating Procedures, the next Business Day if sent by a nationally recognized overnight courier service that provides evidence of receipt; or the same Business Day if sent by 3:00 p.m. (receiving party’s time) by facsimile transmission and confirmed by a telephone call, otherwise, the next Business Day. Notice shall be given to the following address or as subsequently designated from time to time by each party pursuant to a written notice.

If to Standard:	Standard Insurance Company
1100 SW 6th Avenue
Portland, OR 97204
Attn: Marilyn Bishop, P8A
Phone: 971-321-8902/ Fax: 971-321-7998

If to the Fund:	The Victory Variable Insurance Funds
127 Public Square, 14th Floor
Cleveland, OH 44114
Attn: George A. Giolekas
Phone: 216-689-4477 / Fax 216-689-8300

If to the Distributor:	Victory Capital Adviser, Inc.
127 Public Square, 14th Floor
Cleveland, OH 44114
Attn: Don Inks
Phone: 216-689-0504 / Fax: 216-689-8300

SECTION 12. Miscellaneous.

(a) Governing Law. This Agreement will be governed exclusively by the laws of the State of Oregon.

(b) Assignment. No party to this Agreement may assign any of its rights, powers or duties under this Agreement without each other parties’ written consent. Any purported assignment in violation of this Agreement will be void.

(c) Severability. If any provision of this Agreement is or becomes inconsistent with any applicable law or rule, the provision will be deemed rescinded or modified to the extent necessary to comply with such law or rule. In all other respects this Agreement will continue in full force and effect.

(d) Non-exclusivity. The parties to this Agreement acknowledge and agree that this Agreement and the arrangement described herein are intended to be non-exclusive and all parties are free to enter into similar agreements and arrangements with other entities.

(e) Waiver and Amendment. No term of this Agreement may be waived or amended except in writing signed by each party. Failure to insist on strict compliance with this Agreement or with any of its terms or any continued conduct will not be considered a waiver by any party of its rights under the Agreement.

(f) Entire Agreement. This Agreement and the Schedules attached constitute the entire agreement between the parties with regard to the subject matter herein and supersedes any prior agreements or understandings between the parties.

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be an original and all of which together will be deemed one and the same document.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf by their duly authorized officers as of the date stated above.

STANDARD INSURANCE COMPANY

By:	/s/ Marilyn R. Bishop
Title:	AVP and Associate Counsel
Date:	1/30/08

THE VICTORY VARIABLE INSURANCE FUNDS

By:	/s/ Chris Dyer
Title:	Secretary
Date:	1/28/08

VICTORY CAPITAL ADVISERS, INC.

By:	/s/ Michael Policarpo
Title:	President
Date:	1/25/08

SCHEDULE A

Separate Account(s) / Contract (s) / Portfolio(s)

Separate Account(s):	Form Number and Name of Contract(s)
Separate Account C	GAC (01/99), Group Annuity Contract

Portfolio(s):	Cusip #
Diversified Stock Fund	92646Q307

SCHEDULE B

Operating Procedures

Unless otherwise defined below, all capitalized terms have the meanings specified in the Fund Participation Agreement of which this Schedule B is a part.

As of the effective date of this Agreement, the Manual Procedures set forth in Item A below will be in effect. However, the parties to this Agreement are or intend in the future to become members of the National Securities Clearing Corporation (“NSCC”), have or intend in the future to have access to NSCC’s Fund/SERV system and to the NSCC Networking system (“Networking”) and, as and when both parties are members of the NSCC, desire to participate in Fund/SERV and Networking with each other. At that future date, the terms set forth below in Item B. Fund/SERV Operational Procedures will apply.

SECTION A. Manual Procedures.

(1) Transmittal of Fund Information. With respect to each Portfolio, the Fund will provide Standard with (i) the share price of each Portfolio determined as of the Close of Trading (the “Share Price”) on each Business Day; (ii) dividend and capital gains distribution information on ex-date, but no later than the first Business Day following each ex-date established for the payment of dividends or capital gains distributions by the Portfolio; and (iii) in the case of fixed income and money market Portfolios which declare dividends daily, the daily accrual interest rate factor. The Fund will use its best efforts to communicate such information to Standard by 7:00 p.m. Eastern Time each Business Day; however, the Fund reserves the right to communicate the Share Price at a time later than 7:00 p.m. Eastern Time due to extraordinary or unforeseen circumstances.

(2) Transmittal of Instructions. Standard may receive Instructions from Contracts to purchase or redeem shares of the Portfolios. Instructions in good order received by Standard prior to the Close of Trading on any Business Day (“Day 1”) will be transmitted to the Fund by facsimile no later than 9:00 a.m. Eastern Time on the following Business Day (“Day 2”) (such Instructions are referred to as “Day 1 Trades”). Each transmission by Standard of a net purchase and redemption order relating to a Business Day will constitute a representation by Standard that such net order was based on Instructions received and accepted by Standard in good order prior to the Close of Trading on that Business Day.

All Instructions transmitted to the Fund will be communicated in U.S. dollars and will indicate the date of the transaction. On Business Days where there are no Instructions, or where the net dollar amount for purchases and redemptions for the Separate Account equals zero, the communication will so indicate. Standard acknowledges that certain cash flows may be known on or before a trade date, and Standard agrees to use its reasonable efforts to notify the Fund of such cash flows before such trade date.

(3) Pricing of Orders. Day 1 Trades communicated to the Fund by 9:00 a.m. Eastern Time on Day 2 will be effected at the Share Price for the applicable Fund on Day 1.

(4)	Settlement.

(a). Purchase Orders. In the case of Day 1 Trades that constitute a net purchase order, Standard will arrange for a federal funds wire transfer of the net purchase amount to a custodial account designated by the Fund by 4:00 p.m. Eastern Time on Day 2.

(b). Redemption Orders. In the case of Day 1 Trades that constitute a net redemption order, the Fund will arrange for a federal funds wire transfer of the net redemption amount to a custodial account designated by Standard by 4:00 p.m. on Day 2; the Fund may, however, if it deems appropriate, delay redemption or postpone payment to the extent permitted by the Portfolio’s Prospectus.

(c). Generally. Settlements will be in U.S. dollars, except that each Portfolio reserves the right, in cases of substantial liquidations, to pay redemption proceeds in whole or in part by a distribution in-kind of readily marketable securities that it holds in lieu of cash in accordance with the Portfolio’s redemption policy as described in the Prospectus. On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules for the settlement of Instructions stated herein will be suspended. Instructions will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open. Transactions that are the subject of such Instructions will be processed at the Share Price for the applicable Portfolio on the Business Day to which the Instructions originally relate.

(5) Dividends and Other Distributions. The Fund will furnish Standard or its designee notice of any dividends or other distributions payable on the shares of each Portfolio. Dividends and distributions with respect to a Portfolio will be automatically reinvested in additional shares of the Portfolio held by the Separate Account and the Fund will notify Standard or its designee as to the number of shares so issued.

(6) Confirmation and Verification. The Fund will deliver to Standard confirmations of Instructions received from Standard. Standard will promptly on receipt of any confirmation verify the information contained therein against the information contained on Standard’s record-keeping system and advise the Fund in writing of any discrepancies between such information as soon as reasonably possible. The Fund and Standard will cooperate to resolve any such discrepancies as soon as reasonably practicable.

SECTION B. Fund/SERV Operating Procedures.

(1) Standard and the Fund may mutually agree to process and settle transactions through the NSCC’s Fund/SERV system. If so agreed, the following provisions will apply.

(2) Standard and the Fund may agree to process and settle transactions in Portfolio shares pursuant to this Agreement through Fund/SERV, and may agree to exchange all account information (other than order processing) through NSCC’s Networking system. If transactions in Portfolio shares are processed through Fund/SERV, both Standard and the Fund will be bound by the terms of the Fund/SERV agreement filed by each with the NSCC. Without limiting the generality of the following provisions of this section, Standard and the Fund each will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the NSCC applicable to Fund/SERV and the Networking matrix level utilized, and will maintain facilities, equipment and personnel sufficient to perform the such activities.

(3) If the parties agree to utilize Fund/SERV, on each Business Day the Fund will accept and effect changes on its records upon receipt of purchase, redemption, exchanges and registration instructions from Standard through the NCSS system, without supporting documentation from the participating plans in accordance with the terms and conditions set forth in this Agreement.

(4) Any information transmitted through Networking by either party to the other pursuant to this Agreement will be accurate, complete, and in the format prescribed by the NSCC. Each party will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Networking and to limit the access to, and the inputting of data into, Networking to persons specifically authorized by such party.

(5) For each account, Standard will provide the Fund with all information reasonably necessary to establish and maintain each account (and any subsequent material changes to such information).

(6) All information that is received by Standard from the Fund for inclusion in tax statements relating to an account will be reported to the Plan trustee, Plan sponsor or other entity responsible for the account’s tax reporting, accurately, completely and in a timely manner by Standard.

(7) The official Portfolio records of each account will be determined by Fund. Standard and the Fund will reconcile any differences between their records. In the event of any discrepancy between the records of Standard and the Fund regarding an account, the records of Standard will control pending resolution of the discrepancy.

SCHEDULE C

Jurisdictions

The shares of each Portfolio identified on Exhibit A are registered or otherwise authorized for sale [ in all states ].